EXHIBIT 11 - Statement Re:  Computation of Earnings Per Share


                                                            Three Months Ended             Nine Months Ended
                                                               September 30,                 September 30,
                                                           1997           1996            1997            1996
                                                               (Thousands of Dollars, except share data)

Primary

Average common shares outstanding                          29,138         28,752          29,071        27,517

Net effect of dilutive stock options and
   warrants based on the treasury stock method
   using average market price                               3,124          4,453           3,352         3,591
                                                          -------        -------         -------       -------

Total                                                      32,262         33,205          32,423        31,108
                                                           ======         ======          ======        ======

Net income                                             $      149      $     252        $  4,727      $  5,020

Preferred dividends                                            --             --              --          (199)
                                                       ----------     ----------      ----------      --------

Adjusted net income                                     $     149      $     252        $  4,727      $  4,821
                                                         ========       ========         =======       =======

Per share amount                                             $.01           $.01            $.15          $.15
                                                              ===            ===             ===           ===



Fully Diluted

Average common shares outstanding                          29,138         28,752          29,071        27,517

Net effect of dilutive  stock  options and
   warrants  based on the treasury  stock
   method using the greater of the average market price
   or the ending market price                               3,397          4,578           3,449         3,859
                                                          -------        -------         -------        ------

Total                                                      32,535         33,330          32,520        31,376
                                                           ======         ======          ======        ======

Net income                                              $     149       $    252        $  4,727      $  5,020

Preferred dividends                                            --             --              --          (199)
                                                       ----------     ----------      ----------      --------

Adjusted net income                                     $     149      $     252        $  4,727      $  4,821
                                                         ========       ========         =======       =======

Per share amount                                             $.01           $.01            $.15          $.15
                                                              ===            ===             ===           ===
